Exhibit 10.4

Form of

RELIV’ INTERNATIONAL, INC.
RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT, made and entered into this ___ day of __________, 20_____, between Reliv’ International, Inc. (hereinafter the “Company”), and ____________________ (hereinafter “Employee”).

WHEREAS, the Company has employed Employee and continues to employ Employee as of this date; and

WHEREAS, the Company, as a further incentive to Employee to devote his best efforts on behalf of the Company and remain in the employ of the Company, desires to grant to Employee to shares of the Company’s stock;

NOW, THEREFORE, it is hereby agreed:

1. Grant. The Company hereby grants to Employee, subject to the terms and conditions set forth herein and in the Company’s 2014 Incentive Stock Plan (the “Plan”) which is incorporated herein by reference, the right to purchase __________ shares (the “Restricted Stock”) of Stock of the Company. Unless otherwise defined herein, capitalized terms used in this Agreement that are defined in the Plan have the meaning set forth in the Plan.

2. Restricted Stock Terms. The Restricted Stock is subject to the following terms and conditions:

2.1. Purchase Price. The purchase price for the Restricted Stock shall be $_____ per share. Employee shall have no rights with respect to such Restricted Stock unless Employee shall have accepted executed this Agreement and paid the aggregate purchase price per share of the Restricted Stock within 60 days following the date set forth above. Subject to the restrictions set forth in this Agreement (including Sections 2.2, 2.3 and 2.5), upon complying with the preceding sentence, Employee shall have all the rights of a shareholder with respect to the Restricted Stock. Unless the Committee shall otherwise determine, any certificate evidencing shares of the Restricted Stock shall remain in the possession of the Company until such shares are vested as provided in Section 2.4 below.

2.2. Transfer of Restricted Stock. The Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein.

2.3. Repurchase or Forfeiture. In the event of termination of employment by the Company and its Affiliates for any reason (including death, Disability, Normal Retirement and for Cause), the Company shall have the right, at the discretion of the Committee, to repurchase at their purchase price from Employee or Employee’s legal representative any shares of the Restricted Stock that have not then vested, or to require forfeiture of such shares to the Company if the Restricted Stock was acquired at no cost. No additional shares of Restricted Stock will vest after termination of employment for any reason. The Company must exercise such right of repurchase or forfeiture within 90 days following such termination of employment.

2.4. Vesting. The Restricted Stock shall vest in accordance with the vesting schedule and performance targets set forth in Schedule A attached hereto. Upon vesting, the restrictions on transfer set forth in Section 2.2 and the Company’s right of repurchase or forfeiture set forth in Section 2.3 shall lapse. Subject to Section 11 of the Plan, the Committee, in its discretion, may accelerate the vesting of all or any portion of the Restricted Stock in the circumstances set forth in the Plan.

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2.5. Dividends. Dividends on the Restricted Stock shall be paid to Employee only with respect to those shares of Restricted Stock that are vested as provided herein. Employee hereby waives his or her right to receive any dividends declared and paid by the Company with respect to any shares of Restricted Stock that have not vested as provided in this Agreement.

2.6. Certificate; Book Entry Form; Legend. The Company shall issue the shares of Restricted Stock either (a) in certificate form or (ii) in book entry form, registered in the name of Employee, with legends, or notations, as applicable, referring to the terms, conditions, and restrictions applicable to such Restricted Stock. Any certificate issued for Restricted Stock prior to vesting will be inscribed with the following legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) relating to Restricted Stock contained in the Reliv’ International, Inc. 2014 Incentive Stock Plan and an Agreement entered into between the registered owner and Reliv’ International, Inc. Copies of such Plan and Agreement are on file at the principal office of Reliv’ International, Inc.”

2.7. Lock-up Agreement. Employee agrees that, if so requested by the Company or the underwriters managing any underwritten offering of the Company’s securities, Employee will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of, any shares of the Restricted Stock, without the prior written consent of the Company or such underwriters, as the case may be, for a period of 180 days (or such lesser time period as the Company may establish) from the effective date of any registration of securities of the Company under the Securities Act of 1933, as amended.

2.8. Adjustment Upon Certain Financing or Changes in Capitalization. As provided in the Plan, (a) the number of shares of Restricted Stock and the purchase price shall be adjusted as the Committee shall determine to be appropriate in the event of a stock dividend, stock split or similar change in capitalization affecting the Stock and (b) in the event of any merger, consolidation, dissolution or liquidation of the Company, the Committee in its sole discretion may make such substitution or adjustment in the number of shares of Restricted Stock and the purchase price as it may determine and as may be permitted by the terms of such transaction, or accelerate, amend or terminate this Agreement and any unvested Restricted Stock upon such terms and conditions as it shall provide (which, in the case of the termination of the vested portion of the Restricted Stock, shall require payment or other consideration that the Committee deems equitable in the circumstances), subject, however, to the provisions of Section 13 of the Plan.

3. Tax Matters.

3.1. Section 83(b) Election. Employee acknowledges that he or she may file an election pursuant to Section 83(b) of the Code to be taxed currently on the Fair Market Value of the shares of Restricted Stock (less any purchase price paid for the shares), provided that such election must be filed with the Internal Revenue Service no later than 30 days after the date of this Agreement. Employee will seek the advice of his or her own tax advisors as to the advisability of making such a Section 83(b) election, the potential consequences of making such an election and the other tax consequences of the award made pursuant to this Agreement under federal, state, and any other laws that may be applicable. The Company and its affiliates and agents have not and are not providing any tax advice to Employee.

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3.2. Withholding. Employee shall, no later than the date as of which the value of the Restricted Stock or other amounts received under this Agreement first becomes includable in the gross income of Employee for federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of any federal, state, local and/or payroll taxes of any kind required by law to be withheld with respect to such income. The Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant. Employee may elect, with the consent of the Committee, to have such tax withholding obligation satisfied, in whole or in part, by (a) authorizing the Company to withhold from shares of Stock to be delivered to Employee pursuant to this Agreement a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the minimum withholding amount due with respect to such Award or (b) delivering to the Company a number of mature shares of Stock with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the minimum withholding amount due.

4. Change of Control. Upon the occurrence of a Change of Control as defined in Section 13 of the Plan:

4.1. Subject to the provisions of Section 4.3 below, after the effective date of such Change of Control and provided Employee has timely paid the purchase price as provided in 2.1, Employee shall be entitled to receive, in lieu of shares of Stock (or consideration based upon the Fair Market Value of Stock), shares of such stock or other securities, cash or property (or consideration based upon shares of such stock or other securities, cash or property) as the other holders of shares of Stock received in connection with the Change of Control.

4.2. The Committee may accelerate, fully or in part, the time for vesting of, and waive any or all conditions and restrictions on such vesting, the Restricted Stock) effective upon a date prior or subsequent to the effective date of such Change of Control, as specified by the Committee.

4.3. This Agreement may be cancelled by the Committee as of the effective date of any such Change of Control provided that (a) prior written notice of such cancellation shall be given to Employee and (b) Employee shall have the right to exercise his or her rights under this Agreement and the Restricted Stock to the extent that the same is then exercisable or, in full, if the Committee shall have accelerated the time for exercise of such unexercised and unexpired Restricted Stock during the 30 day period preceding the effective date of such Change of Control.

5. General.

5.1. Shareholder Rights. Employee has no rights as a shareholder of the Company unless and until the Restricted Stock has been issued (or an appropriate book entry has been made).

5.2. Employment Rights. The adoption of the Plan or the award of Restricted Stock do not confer upon Employee any right to continued employment with the Company or any Affiliate.

5.3. Consent to Electronic Delivery. Certain statutory materials relating to the Plan may be delivered to Employee in electronic form. By accepting the Restricted Stock, Employee consents to electronic delivery and acknowledge receipt of these materials, including the Plan and the Plan prospectus.

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5.4. Governing Law. The Agreement shall be governed by and shall be construed according to the laws of the State of Missouri.

5.5. Entire Agreement. The foregoing, together with and subject to all the terms and conditions of the Plan, is the entire agreement between the Company and Employee with respect to the Restricted Stock and may not be altered, modified, changed or discharged except in a writing signed by a duly authorized officer or director of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

RELIV’ INTERNATIONAL, INC.

By:
Name:
Title:

EMPLOYEE:

Name:

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